Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2005 FOURTH QUARTER AND FULL YEAR RESULTS,

NEW STUDENT ENROLLMENT INCREASED 11.6 PERCENT

CARMEL, IN, January 26, 2006—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the fourth quarter of 2005 increased 11.6 percent to 8,828 compared to 7,909 in the same period of 2004. Total student enrollment increased 5.2 percent to 42,985 as of December 31, 2005, compared to 40,876 as of December 31, 2004. The enrollment numbers and percentages referenced above in this paragraph exclude international enrollments.

Earnings per share (“EPS”) in the fourth quarter of 2005 increased 12.5 percent to $0.81 compared to $0.72 in the fourth quarter of 2004. EPS in its 2005 fiscal year increased 44.7 percent to $2.33 compared to $1.61 in 2004. Before the adjustments to the reserve for special legal and other investigation costs, EPS in its 2005 fiscal year would have been $2.34, a 20.6 percent increase compared to $1.94 in 2004. The reconciliation to the company’s consolidated statements of income for the financial measure in this paragraph that is not under generally accepted accounting principles is provided in the table below and on the company’s website at www.ittesi.com.

The company provided the following information for the three and twelve months ended December 31, 2005:

Financial and Operating Data For The Three Months Ended December 31st, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2005	2004	Increase/ (Decrease)

Revenue	$182.3	$167.2	9.0%
Operating Income	$55.0	$53.9	2.0%
Operating Margin	30.2%	32.2%	(200) basis pts
Net Income	$37.9	$33.8	12.1%
Earnings Per Share (diluted)	$0.81	$0.72	12.5%
New Student Enrollment (A)	8,828	7,909	11.6%
Continuing Students (A)	34,157	32,967	3.6%
Total Student Enrollment as of December 31st (A)	42,985	40,876	5.2%
Online Course Registrations (B)	36,197	22,246	62.7%
Quarterly Persistence (Retention) Rate (C)	77.0%	78.2%	(120) basis pts
Revenue Per Student (A)	$4,112	$3,961	3.8%
Cash, Cash Equivalents, Restricted Cash and Investments as of December 31st	$411.9	$356.5	15.5%
Bad Debt Expense as a Percentage of Revenue	1.0%	2.6%	(160) basis pts
Days Sales Outstanding as of December 31st	7.1	5.7	1.4 days
Deferred Tuition Revenue as of December 31st	$175.5	$156.8	11.9%
Debt	$0	$0	--
Diluted Shares of Common Stock Outstanding	46,977,000	46,956,000	--
Shares of Common Stock Repurchased	928,600 (D)	0	--
Land and Building Purchases	$1.6 (E)	$7.7 (F)	(79.2%)
Number of New Colleges Opened	2	2	--
Number of New Learning Sites Opened	--	--	--
Capital Expenditures, Net	$7.2	$3.0	138.1%

Financial and Operating Data For Fiscal Year Ended December 31st
(Dollars in millions, except per share data)
	2005	2004	Increase/ (Decrease)

Revenue	$688.0	$617.8	11.4%

Special Legal and Other Investigation Costs	$1.2	$25.1	(95.2)%
Operating Income	$165.4	$119.5	38.4%
Operating Income Before Special Legal and Other Investigation Costs (G)	$166.6	$144.7	15.2%

Special Legal and Other Investigation Costs as a Percentage of Revenue	0.2%	4.1%	(390) basis pts
Operating Margin	24.0%	19.3%	470 basis pts
Operating Margin Before Special Legal and Other Investigation Costs (G)	24.2%	23.4%	80 basis pts

Special Legal and Other Investigation Costs, Net of Tax	$0.8	$15.3	(95.1)%
Net Income	$109.7	$75.3	45.8%
Net Income Before Special Legal and Other Investigation Costs, Net of Tax (G)	$110.5	$90.6	21.9%

Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax	$0.01	$0.33	(97.0)%
Earnings Per Share (diluted)	$2.33	$1.61	44.7%
Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax (G)	$2.34	$1.94	20.6%

New Student Enrollment (A)	45,073	41,957	7.4%
Shares of Common Stock Repurchased	928,600 (D)	0	--
Land and Building Purchases	$25.1 (H)	$16.4 (I)	53.5%
Capital Expenditures, Net	$21.3	$19.1	11.6%
Bad Debt Expense as a Percentage of Revenue	1.6%	1.9%	(30) basis pts
Diluted Shares of Common Stock Outstanding	47,112,000	46,808,000	--
Number of New Colleges Opened	4	2	--
Number of New Learning Sites Opened	3	1	--

(A)	Excludes international enrollments and enrollments at the two ITT Technical Institutes that ceased operations at the end of 2004. As of December 31, 2004, there were no students enrolled.
(B)	Represents the number of online courses that students were registered to take. Excludes any online courses that the company’s international enrollments may have been registered to take.
(C)	Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.
(D)	For approximately $55.6 million or at an average price of $59.88 per share.
(E)

Represents the purchase of one parcel of real estate on which the company intends to build a facility for one of the company’s colleges and construction costs associated with building the facilities of five of the company’s colleges.

(F)	Represents construction costs associated with building the facilities of four of the company’s colleges.
(G)

Given the large amount of legal and other investigation costs incurred in connection with the U.S. Department of Justice (“DOJ”) investigation, the U.S. Securities and Exchange Commission (“SEC”) inquiry into the matters being investigated by the DOJ, and the securities class action, shareholder derivative and books and records inspection lawsuits filed against the company, as described in the company’s 2005 second quarter report on Form 10-Q which was filed with the SEC on July 29, 2005 (collectively, the “Actions”), the company’s management believes that the company’s performance results without these additional costs is a useful measure for management and might be a useful supplement for investors in comparing the company’s performance absent the legal and other investigation costs associated with the Actions. Although legal and other investigation costs are a regular expense of the company, the level of legal and other investigation costs incurred by the company as a result of the Actions is much larger than the company has previously experienced, and the company hopes that legal and other investigation costs at this level will not occur in the future. In evaluating the company's performance, the company’s management uses the following measurements that are not under generally accepted accounting principles (“GAAP”) and are, therefore, non-GAAP financial measures. Although the non-GAAP financial measures exclude cash cost to the company, management compensates for this by also using the GAAP measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the measures prepared in accordance with GAAP.

(1)

The company believes that Operating Income Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs for the 2005 fiscal year with the Operating Income without the Special Legal and Other Investigation Costs for the 2004 fiscal year. Operating Income Before Special Legal and Other Investigation Costs can be reconciled to Operating Income as shown in the two lines of the table immediately preceding this entry.

(2)

The company believes that Operating Margin Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the 2005 fiscal year with the Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the 2004 fiscal year. Operating Margin Before Special Legal and Other Investigation Costs can be reconciled to Operating Margin as shown in the two lines of the table immediately preceding this entry.

(3)

The company believes that Net Income Before Special Legal and Other Investigation Costs, Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the 2005 fiscal year with the Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the 2004 fiscal year. For the purpose of calculating this measure, the company used effective tax rates of 38.5% for 2005 and 39.0% for 2004. The rate used for 2005 excludes the adjustments to the company’s income tax provision related to the favorable resolution of state income tax reviews, a favorable return to provision adjustment for the 2004 fiscal year and recognition of refunds due from prior years related to a state income tax strategy implemented in the fourth quarter of 2005. Net Income Before Special Legal and Other Investigation Costs, Net of Tax can be reconciled to Net Income as shown in the two lines of the table immediately preceding this entry.

(4)

The company believes that Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the 2005 fiscal year with the Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the 2004 fiscal year. Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax can be reconciled to Earnings Per Share (diluted) as shown in the two lines of the table immediately preceding this entry.

(H)

Represents the purchase of the facilities of three of the company’s colleges, including two facilities which the company intends to renovate, the purchase of three parcels of land on which the company intends to build facilities for three of the company’s colleges, and construction costs associated with building the facilities of eight of the company’s colleges.

(I)

Represents the purchase of the facilities of one of the company’s colleges, the purchase of four parcels of land on which the company intended to build facilities for four of the company’s colleges, and the construction costs associated with building the facilities of four of the company’s colleges.

Rene R. Champagne, Chairman and CEO of ITT/ESI, said, “Our growth initiatives helped to produce respectable increases in new student enrollment in the second half of 2005. Despite the increased investment associated with our growth initiatives, we were still able to realize an attractive increase in earnings per share in 2005.”

Kevin M. Modany, President and Chief Operating Officer of ITT/ESI, said, “Our marketing efforts generated a strong flow of leads in the fourth quarter, which was the primary reason for the increase in new student enrollment in the three months ended December 31, 2005. So far in 2006, our lead flow has remained strong, which suggests that there is still a high level of interest in our programs of study. For the three months ended December 31, 2005, our advertising expenditures were 10% greater than in the same period in 2004.”

Modany continued, “We are pleased to report that our college in St. Rose (New Orleans), LA reopened for the academic quarter that began in the fourth quarter of 2005. We previously reported that this college had temporarily closed in the aftermath of the hurricanes that struck the Gulf Coast last year. The temporary closure of the college in St. Rose reduced our fourth quarter 2005 earnings per share by $0.01. We estimate that our earnings per share will be negatively impacted by approximately $0.04 in 2006 while the college in St Rose rebuilds its student enrollment over the next several quarters.”

Modany said, “In the fourth quarter of 2005, 52 of our colleges each commenced one or more classes of students in our degree programs in Business Administration, Business Accounting Technology and/or Criminal Justice. As of December 31, 2005, approximately 12 percent of our student body was enrolled in these non-technology programs at the associate or bachelor degree level compared to approximately 6 percent as of the same date in 2004. Our efforts to diversify our curriculum offerings by adding non-technology programs have gone well due to our strong brand name. At the end of 2005, 26.0 percent of our students were enrolled in bachelor degree programs compared to 19.0 percent at the end of 2004. We have approximately ten new programs of study that are currently being developed. We hope to be in a position to begin offering several of these new programs in 2006.”

Modany stated, “During the fourth quarter, we commenced classes at our 80th college in Tulsa, OK and our 81st college in Flint, MI. We recently announced that our 82nd college in Clovis (Fresno), CA will commence classes in the first quarter of 2006. During the fourth quarter, we also accelerated some of the investments in our growth initiatives to help position us for continued growth in 2006 and future years. We have revised our geographic expansion goals for 2006. We will now be attempting to open 10 to 12 new colleges or learning sites in 2006, subject to obtaining the requisite regulatory approvals in a timely manner. This compares to the seven new locations that we opened in 2005 and the three locations that we opened in 2004. During the fourth quarter of 2005, we also increased our investments in the infrastructure and staff associated with our online programs, including opening a new 30,000 square foot facility in Carmel, IN. This facility will accommodate much of the administration of our online programs and our new call center. We believe that these investments should help our online operations continue to grow in 2006 and future years. Our online course registrations increased 62.7 percent to 36,197 in the three months ended December 31, 2005 compared to 22,246 in the same period of 2004.”

Modany continued, “We are optimistic that our 2006 growth initiatives can help us realize student enrollment increases in 2006 that are similar to our historical compound annual growth rate in this area and, in turn, produce attractive financial results in 2006.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “We are pleased with our financial performance in both the fourth quarter and full year of 2005. Revenue for the quarter increased 9.0 percent to $182.3 million compared to $167.2 million in the three months ending December 31, 2004. Revenue for all of 2005 increased 11.4 percent to $688.0 million compared to $617.8 million during 2004. Our operating margin in the fourth quarter of 2005 was 30.2 percent compared to 32.2 percent in the fourth quarter of 2004. This change was due in part to the accelerated investments in our growth initiatives and temporary closure of our St. Rose, LA college from September through November. Operating Margin in 2005 increased 470 basis points to 24.0 percent compared to 19.3 percent in 2004. Operating margin before special legal and other investigation costs as a percentage of revenue in 2005 increased 80 basis points to 24.2 percent compared to 23.4 percent in 2004.” The reconciliation to the company’s consolidated statements of income for the non-GAAP financial measure in this paragraph is provided in the table above and on the company’s website at: www.ittesi.com.

Fitzpatrick stated, “During the fourth quarter, we reduced our tax provision as a result of the implementation of state income tax strategies. We also recognized refunds due from prior tax years related to the tax strategies that we recently implemented.  These items resulted in an effective tax rate in the fourth quarter of 34.5 percent compared to 39.0 percent in the three months ended December 31, 2004. We anticipate our effective tax rate will be approximately 38.5 percent in fiscal 2006.”

Fitzpatrick continued, “Our cash and cash equivalents, restricted cash and investments as of December 31, 2005 increased 15.5 percent to $411.9 million compared to $356.5 million as of December 31, 2004. During the fourth quarter, we repurchased 928,600 shares of our common stock at an average purchase price of $59.88 per share, leaving approximately 3.3 million shares to be repurchased under the share repurchase program authorized by our Board of Directors. We intend to continue repurchasing our shares throughout 2006.”

Fitzpatrick said, “Bad debt as a percentage of revenue declined to 1.0 percent in the three months ended December 31, 2005 compared to 2.6 percent in the same period during 2004. Days sales outstanding on December 31, 2005 were 7.1 days, a 1.4 day increase compared to 5.7 days at the same point in 2004. Our return on equity in 2005 was 40.4 percent.”

Fitzpatrick noted, “We did not include our consolidated statements of cash flows in the financial statements accompanying this release. We are going to change the presentation of a couple of items on our consolidated statements of cash flows, but we are still evaluating whether the changes would constitute a reclassification or would require a restatement of our consolidated statements of cash flows. One of the changes in presentation relates to how we report restricted cash on the consolidated statements of cash flows, and the other change relates to where on the consolidated statements of cash flows we report the tax benefit from stock option exercises. The changes in presentation of these items on our consolidated statements of cash flows will not have any effect whatsoever on any of the company’s previously reported consolidated balance sheets, consolidated statements of income or consolidated statements of shareholders’ equity.”

Fitzpatrick reported, “In 2006, we will begin expensing all stock options and other equity-based awards in accordance with the new accounting requirements. We estimate that expensing these awards will reduce our 2006 EPS by approximately $0.05. After taking into account the effect of equity-based compensation expense, we believe that our 2006 EPS should be in the range of $2.66 to $2.69.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; the company's ability to implement its growth strategies; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the results of the shareholder derivative lawsuits filed against the company which, if adversely determined, could have a material adverse affect on the company's financial condition and results of operations; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Nancy Brown	www.ittesi.com
Director Corporate Relations

(317) 706-9260

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$13,735	$9,389
Restricted cash	-	8,194
Short-term investments	388,152	332,570
Accounts receivable, net	13,989	10,430
Deferred and prepaid income tax	7,030	6,587
Prepaids and other current assets	14,102	5,611
Total current assets	437,008	372,781
Property and equipment, net	127,406	98,746
Direct marketing costs, net	17,490	14,713
Investments	9,538	6,363
Restricted cash	500	-
Other assets	549	786
Total assets	$592,491	$493,389

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$56,101	$33,769
Accrued compensation and benefits	10,344	16,122
Accrued taxes	3,998	13,738
Other accrued liabilities	5,242	12,680
Deferred revenue	175,454	156,792
Total current liabilities	251,139	233,101
Deferred income tax	15,364	12,842
Minimum pension liability	9,899	9,101
Other liabilities	7,495	3,271
Total liabilities	283,897	258,315

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none
issued or outstanding	-	-
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	540	540
and outstanding
Capital surplus	68,715	59,657
Retained earnings	389,679	293,910
Accumulated other comprehensive loss	(6,016)	(5,532)
Treasury stock, 8,377,780 and 8,074,919 shares, at cost	(144,324)	(113,501)
Total shareholders' equity	308,594	235,074
Total liabilities and shareholders' equity	$592,491	$493,389

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	December 31,		Year Ended
	(unaudited)		December 31,
	2005	2004	2005	2004

Revenue	$182,304	$167,228	$688,003	$617,834

Costs and expenses
Cost of educational services	85,020	69,211	328,343	298,747
Student services and administrative expenses	42,297	44,131	193,003	174,396
Special legal and other investigation costs	--	--	1,219	25,143
Total costs and expenses	127,317	113,342	522,565	498,286

Operating income	54,987	53,886	165,438	119,548

Interest income, net	2,870	1,518	8,853	3,834

Income before income taxes	57,857	55,404	174,291	123,382

Income taxes	19,987	21,607	64,579	48,119

Net income	$37,870	$33,797	$109,712	$ 75,263

Earnings per share:
Basic	$0.82	$0.74	$2.38	$1.64
Diluted	$0.81	$0.72	$2.33	$1.61

Supplemental Data:
Cost of educational services	46.6%	41.4%	47.7%	48.4%
Student services and administrative expenses	23.2%	26.4%	28.1%	28.2%
Special legal and other investigation costs	--	--	0.2%	4.1%
Operating margin	30.2%	32.2%	24.0%	19.3%
Student enrollment at end of period	42,985	40,876	42,985	40,876
Technical institutes at end of period	81	77	81	77
Shares for earnings per share calculation:
Basic	45,994	45,959	46,138	45,791
Diluted	46,977	46,956	47,112	46,808

Effective tax rate	34.5%	39.0%	37.1%	39.0%